Exhibit 10.1

LEASE AGREEMENT

FOR

TENANT:	Franklin Synergy Bank

LANDLORD:	The Grandview Eight

LEASE INDEX

1.	PREMISES

2.	TERM

3.	USE

4.	MINIMUM RENT

5.	ADDITIONAL RENT

6.	PERCENTAGE RENT AND MONTHLY SALES REPORTS

7.	DELINQUENCY CHARGE

8.	SECURITY DEPOSIT

9.	INSURANCE

10.	TENANT’S REPAIRS

11.	LANDLORD’S REPAIRS

12.	CONDITION OF PREMISES, CONSTRUCTION AND ALTERATIONS

13.	COMPLIANCE WITH STATUTES

14.	SIGNS

15.	ACCESS TO PREMISES

16.	SUBORDINATION

17.	DAMAGE OR DESTRUCTION

18.	EMINENT DOMAIN

19.	ASSIGNMENT AND SUBLETTING

20.	SURRENDER

21.	DAMAGES

22.	UTILITIES

23.	DEFAULT AND ACCELERATION

24.	BANKRUPTCY

25.	REMOVAL

26.	WAIVER

27.	WAIVER OF JURY

28.	HOLDING OVER

29.	TENANT AND EMPLOYEE PARKING

30.	PROVISIONS BINDING

31.	NOTICES

32.	REMEDIES CUMULATIVE

33.	SEVERABILITY

34.	HEADINGS

35.	USE OF COMMON AREAS

36.	RUBBISH REMOVAL

37.	SIDEWALKS

38.	IMPROVEMENTS AND ALTERATIONS OF CENTER BY LANDLORD

39.	LIMITED LIABILITY

40.	INDEMNIFICATION

41.	RELOCATION OF PREMISES

42.	HAZARDOUS SUBSTANCES

43.	RULES AND REGULATIONS

44.	QUIET ENJOYMENT

45.	COMMISSION

46.	EXPANSION OF THE PREMISES

47.	COMPLETE AGREEMENT

L E A S E

THIS LEASE AGREEMENT (“Lease”), made by and between The Grandview Eight, L.L.C., a Tennessee Limited Liability Company, having its principal offices at 7175 Nolensville Pike, Suite 207, Nolensville, Tennessee 37135 (“Landlord”), and Franklin Synergy Bank, a Tennessee banking corporation (“Tenant”) and which shall become effective upon the later date of full execution hereof by the Parties, as noted after the respective signatures herewith, (the “Effective Date”).

W I T N E S S E T H :

In consideration of the mutual promises, undertakings and covenants hereinafter set forth and intending to be legally bound hereby, Landlord and Tenant agree as follows:

1. PREMISES.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, certain premises containing approximately 1,425 square feet of leasable area (“RSF”), as shown on Exhibit “A” attached hereto and made a part hereof, designated as Suite Nos. A-3 (the “Premises”) and located at the Center, 7177 Nolensville Pike (or Road), Nolensville, Tennessee 37135 (the “Building” or “Center”), and also known as, Brittain Plaza.

2. TERM.

A.	The Premises are leased to Tenant subject to all of the terms, covenants and conditions contained herein for a term of thirty-eight (38) months, commencing on October 1, 2015 (“Lease Commencement Date”) and ending on December 31,2018 (“Lease Term”), unless the term be sooner terminated or canceled as provided herein.

B.	Tenant shall have the option of renewing this Lease for two (2) additional three (3) year term (the “Option Terms”), provided that Tenant shall not then be in default of its obligations and provided further, that Tenant shall give Landlord at least four (4) months written notice of the exercise of each such option prior to the end of the lease term then in effect.

3. USE.

Tenant shall have the right during the term of this Lease to use the Premises for the operation of a full service bank office and related general office use.

A.	The Premises shall be occupied and used solely as provided above and for no other use.

B.	Tenant covenants and agrees that the Premises shall be occupied in accordance with the following:

(1) To keep the Premises in a clean, careful, safe and proper manner.

(2) To prevent the Premises from being used in any way which will injure the reputation of the same or which may be a nuisance, annoyance, inconvenience or damage to the other tenants of the Center, the Premises, or to the Center, including but not limited to, the discharge of cooking odors.

(3) To abide by all reasonable rules and regulations established by Landlord, from time to time, with respect to the Premises and the Center.

(4) Not to use or occupy or suffer or permit said Premises or any part thereof to be used or occupied for any purpose contrary to law or the rules or regulations of any public authority or in any manner so as to increase the cost of hazard insurance to the Landlord.

4. MINIMUM RENT.

A. Tenant shall pay as the minimum rent (“MR”) for each month of the term of this Lease, commencing as of the Lease Commencement Date recited in Item 1. A., above, the amounts listed below, without any deductions or set-offs, payable without demand, in advance on or before the first day of each month.

B. The minimum rent shall be as follows:

Month		Monthly MR (per RSF)	Monthly MR	Yearly Minimum Rent
Months	1 - 2	$0.00	$0.00	$0.00
Months	3 - 38	$18.00	$2,137.50	$25,650.00

Option Term(s), if exercised, Minimum Rent to increase three (3.)%) per cent annually commencing with month 39.

C. All minimum rent and additional rent (as recited in item 5, below) shall be payable, in advance, during the term of this Lease solely in the form of Automated Clearing House transfer (“ACH Transfer”), to the order of The Joon Management, LLC, f/b/o The Grandview Eight, LLC, (or its designated successor or assign) for deposit in the designated bank account of The Joon Management LLC (“Joon”) on or before the first day of each calendar month, without any prior demand therefore and without deduction or offset whatsoever. Tenant shall pay to Joon all charges and other amounts whatsoever as provided in the Lease (the “Additional Charges”). All Additional Charges shall also be due and payable by ACH Transfer and Landlord shall have the same remedies for a default payment of Additional Charges as for a default in the payment of Rent.

In the event that this Lease commences on a day other than the first day of the month, the rent for such partial month shall be prorated accordingly and included in the first full month payment of rent. Should any payment from Tenant be dishonored or returned by Joon’s bank for any reason, Landlord shall be entitled to, in addition to any and all other rights recited under the terms of this Lease, to assess a service charge of fifty dollars ($50) for each such occurrence. Tenant acknowledges and agrees that the above charges represent a fair and reasonable estimate and liquidation of Landlord’s expense in the management of the Center resulting from such incidents, which expense is not contemplated nor included in any other rental or charge provided to be paid by Tenant.

5. ADDITIONAL RENT. This Lease is intended to be a triple net lease (“NNN”). Tenant shall pay to Landlord, throughout the term of this Lease as additional rent, its proportionate share of all real estate taxes, insurance and assessments which may be levied against the Center of which the Premises is a part, and in addition, For purposes of this paragraph, Tenant’s aggregate proportionate share of real estate taxes and Insurance shall be equal to the ratio that the area of the Premises is to the total rentable area of the Center in which the Premises is located. Tenant shall pay its proportionate share of real estate taxes and Insurance in monthly installments, together with minimum rent, in such amounts as are estimated and billed by Landlord. The additional rent charged to Tenant for the first twelve (12) months of the Initial Lease Term is estimated to be $ 3.00 per square foot.

After the end of each calendar year, if the actual amount due from Tenant is more than the amounts previously paid by Tenant, the difference shall be paid by Tenant within thirty (30) days of the receipt of said statement.

6. PERCENTAGE RENT AND MONTHLY SALES REPORTS.

“INTENTIONALLY OMITTED”

7. DELINQUENCY CHARGE. In the event that any payment to be made by Tenant, whether minimum rent, additional rent, or any other sum, charge or amount, shall not be paid when within five (5) days after it shall be due, Tenant shall, upon demand, pay a ten percent (10%) delinquency charge to Landlord for all payments so over due and such delinquency charge shall be deemed “additional rent” for all purposes under this Lease.

8. SECURITY DEPOSIT.

“INTENTIONALLY OMITTED”

9. INSURANCE.

A. During the term of this Lease, Tenant agrees to place and maintain at Tenant’s own expense adequate contents insurance (including coverage against sprinkler damage or destruction) written by an insurance company qualified to do business in the State of Tennessee and acceptable to Landlord, covering personal property, equipment and fixtures placed by Tenant on the Premises. Tenant hereby waives any claim or right of action Tenant may or could have against Landlord for any damage occurring to such personal property, equipment or fixtures from causes covered by such insurance and will procure an endorsement or rider to its insurance policy indicating an acknowledgment of such waiver by Tenant and a waiver of subrogation rights by the insurer. Without demand from Landlord, Tenant shall furnish to Landlord, promptly after execution of this Lease and prior to any entry by Tenant on the Premises or any expiration date of said insurance, a duplicate of the policy or a certificate of such insurance.

B. During the term of this Lease, Tenant agrees to place and maintain at Tenant’s own expense public liability insurance , with respect to Tenant’s use and occupancy of the Premises, written by an insurance company qualified to do business in the State of Tennessee and acceptable to Landlord, in a sum of not less than $1,000,000 on account of bodily injury or death of one person; $2,000,000 on account of bodily injury to or death of more than one person as the result of one accident; and property damage in the amount of $500,000. In addition to public liability insurance required herein, in the event liquor is sold or served in the Premises, Tenant shall at all times during the Lease Term maintain separate liquor liability insurance with limits of not less than $ 2,000,000.00 on account of bodily injury or death for one person event and $5,000,000.00 on account of bodily injury or death of more than one person as a result of a single event.

Tenant shall have Landlord named therein as an additional insured. Without demand from Landlord, Tenant shall furnish to Landlord, promptly after execution of this Lease and prior to any entry by Tenant on the Premises or any expiration date of said insurance, a duplicate of the policy or a certificate of such insurance.

C. Tenant shall not use the Premises for any unlawful business use or purpose, nor for any business use or purpose deemed extra-hazardous, nor for any purpose or in any manner which is in violation of any law or regulation, nor for any purpose which shall make void or voidable any insurance policy maintained by Landlord for the Center or which shall increase the cost to Landlord of any such insurance. If by reason of Tenant’s failure to comply with the provisions of this subparagraph C, Landlord’s cost to insure The Center is increased, then Tenant shall reimburse Landlord within twenty (20) days after request by Landlord for 100% of such increase.

D. As long as their respective insurers so permit, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other to the extent of losses covered by property insurance. Each party shall apply to their insurers to obtain said waivers and each party shall obtain any special endorsements if required by their insurer to evidence compliance with the waiver; however, nothing herein shall be interpreted as releasing the Tenant from any liability, as a result of any damage caused by the intentional acts and/or gross negligence of the Tenant, its employees, invitees and/or guests, nor preventing the Landlord and/or its insurance provider from seeking restitution from Tenant related thereto.

10. TENANT’S REPAIRS. Tenant shall keep the Premises and the fixtures, plumbing, heating, electrical and air conditioning systems and equipment therein in good order and condition, including regular pest control and regular HVAC maintenance contracts, and will, at the expiration or other termination of term hereof surrender and deliver up the same in the condition as the same now is or shall be at the commencement hereof, ordinary wear and tear, and damage by the elements, fire, and other unavoidable casualty excepted. Tenant will keep the Premises free of trash and debris and shall remove trash from the sidewalks immediately adjacent to the Premises. Tenant shall repair and replace any broken windows, plate glass, doors or storefronts within or forming a part of the Premises.

11. LANDLORD’S REPAIRS. Landlord agrees that it will keep and maintain the roof, HVAC, and the structural portions of the Center, exclusive of doors and exclusive of windows (except as provided in Item 10, above), in good tenantable condition and in compliance with all municipal building codes during the term of this Lease, except that, should any portion of the Premises or the Center be damaged, through the fault and neglect of Tenant, its officers, agents, employees, invitees or customers, then Tenant agrees to promptly and properly repair the same at Tenant’s expense and save Landlord harmless from all loss, cost or damage resulting from the same.

12. CONDITION OF PREMISES, CONSTRUCTION AND ALTERATIONS.

Landlord shall deliver the Premises in a “vanilla box” condition, broom clean and free of debris, upon substantial completion of Landlord’s work listed on Exhibit “B” attached hereto, and as may be necessary for the commencement of Tenant’s improvements. Tenant agrees not to permit any other alterations of or upon any part of the Premises except by and with the prior written consent of Landlord, which consent shall not be unreasonably withheld. All such alterations and additions, if so consented to, shall be made in accordance with all applicable laws and shall remain for the benefit of Landlord unless otherwise provided in the said written consent above mentioned and Tenant further agrees, in the event of making such alterations as herein provided, to fully pay for same and to indemnify and save Landlord harmless from all expenses, liens, claims or damages to either persons or property or the Premises, arising out of or resulting from the undertaking or making of said alterations or additions. All liens shall be discharged or bonded within thirty days after filing.

13. COMPLIANCE WITH STATUTES. Tenant shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Local Government and of any and all their Departments and Bureaus applicable to the Premises, for the correction, prevention and abatement of nuisances or other complaints, in, upon, or connected with the Premises during said term; and shall also promptly comply with and execute all rules, orders and regulations of the Board of Fire Underwriters.

14. SIGNS. Tenant shall have the right to install and maintain a sign advertising Tenant’s business, including a sign on the building façade and J-box in the front of the Building, provided, however, that the design, form, size and location of such signs shall be approved by the Landlord and the governmental authorities.

15. ACCESS TO PREMISES. Landlord or Landlord’s agents shall have the right at all reasonable times during business hours to enter the Premises, to examine the same and to show it to prospective purchasers. Whenever possible, Landlord shall give reasonable notice to Tenant. During the six (6) months prior to the expiration of this Lease or any renewal thereof, Landlord may exhibit the Premises to prospective Tenants at reasonable times during business hours provided that such does not interfere with tenant’s business operations.

16. SUBORDINATION. This Lease is subject and subordinate to any and all mortgages or deeds of trust, protective land covenants, or leasehold estates pursuant to a ground lease (herein collectively referred to as “Title Interests”), now existing, or which may hereafter be executed, covering the Premises or the real property of which the same are a part, and to all advances made or hereafter to be made upon the security thereof. This provision shall be self-operative and no further instrument of subordination need be required by any mortgagee or ground Landlord. Furthermore, Tenant agrees to execute, acknowledge and deliver upon request, any and all documents or instruments requested by Landlord to evidence the subordination of this Lease to any Title Interests, provided, however, the rights of Tenant shall continue in full force and effect for so long as Tenant is not in Default hereunder and further provided, the holder of any Title Interests shall not be liable for any accrued obligation of Landlord, nor for any act or omission of Landlord, nor subject to any offsets or counterclaims which may have accrued to Tenant against Landlord prior to the date upon which such holder becomes the owner of the Premises. Tenant hereby agrees to attorn to any person, firm or corporation purchasing or otherwise acquiring the Premises at any sale or other proceeding, as if such person, entity, firm or corporation had been named as Landlord herein. Tenant agrees to execute, acknowledge and deliver in recordable form to any existing or proposed holder of Title Interests, or to Landlord, within five (5) days after a request therefor, a certificate certifying the following, if such be the case: (a) this Lease is in full force and effect and there are no defenses or offsets thereto, or if Tenant claims any defenses or offsets, stating those claimed by Tenant; (b) Tenant has accepted possession of the

Premises as of the date of such certificate; and (c) Tenant agrees to notify all Title Interests of any Default by Landlord hereunder. Tenant’s failure to deliver such statement within five (5) days after Landlord’s written request therefor shall be conclusive that this Lease is in full force and effect without modification except as may be represented by Landlord.

17. DAMAGE OR DESTRUCTION. If the Premises are damaged by an insured casualty and insurance proceeds have been made available to Landlord, said damage shall be repaired by Landlord to the extent of such available insurance proceeds, provided such repairs can be made within ninety (90) days after the occurrence of the casualty, and without the payment of overtime or other premiums. Until such repairs are completed, minimum rent and additional rent shall be abated in proportion to that part of the Premises unusable by Tenant. Landlord shall have no obligation to restore, rebuild, or replace Tenant’s personal property and trade fixtures and Landlord shall not be liable for any damage to or any inconvenience or interruption of business of Tenant or Tenant’s agents occasioned by any casualty to the Premises. If the damage is due to the fault or neglect of Tenant, or its employees, contractors, or agents, there shall be no abatement of minimum rent or additional rent. Should the Premises be damaged as a result of any cause not covered by insurance, or if the insurance proceeds have not been made available to Landlord, or if repairs cannot be completed within ninety (90) days following the casualty date, or if the unexpired Lease term is less than two (2) years, excluding any existing but unexercised Lease renewal option(s) Landlord shall have the option to: (1) repair the damage, this Lease continuing in effect, but minimum rent and additional rent to be abated as provided above until such repairs are completed; or, (2) terminate this Lease effective as of the casualty date, such notice of election to be made by Landlord within sixty (60) days of the casualty date.

18. EMINENT DOMAIN. If the whole or any part of the Premises shall be taken by any public authority under the power of eminent domain, then the term of this Lease shall cease as to the part so taken, from the day the possession of that part shall be required for any public purposes, and the minimum rent shall be paid up to that day, and from that day Tenant shall have the right either to cancel this Lease and declare the same null and void or to continue in the possession of the remainder of the same under the terms herein provided, except that the minimum rent shall be reduced in proportion to the amount of the Premises taken. All damages awarded for such taking shall belong to and be property of Landlord, whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the Premises; provided, however, that Landlord shall not be entitled to any portion of the award made to Tenant for the loss of business, the value of store fixtures and improvements and shall not be entitled to any moving expenses awarded to Tenant by the public authority exercising its power of eminent domain.

19. ASSIGNMENT AND SUBLETTING. Tenant shall not make any assignment of this Lease nor sublet the same or any part thereof without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed; however, Landlord may withhold consent should Landlord, based upon reasonable information, find that the proposed assignee or sub-lessee, would not constitute an acceptable business or tenant for the Center or lacks requisite creditworthiness. Landlord shall notify of its decision, as to acceptance or denial of the proposed assignee or sub-tenant, within fifteen (15) business days (“Sub-Tenant Review Period”) from the date of receipt, by Landlord from Tenant, of the proposed use and supporting financial information, of the proposed assignee or sub-tenant. Should Landlord fail to notify Tenant of its acceptance or denial, prior to the expiration of the Sub-Tenant Review Period, the it shall be presumed that the assignee or sub-tenant has been deemed approved. Any such assignment or subletting, even with the consent of Landlord, shall not relieve Tenant from liability for payment of rent or other sums herein provided or from the obligation to keep and be bound by the terms, conditions and covenants of this Lease. The acceptance of rent from any other person shall not been deemed a waiver of any of the provisions of this lease or to be a consent to the assignment of this Lease or subletting of the Premises. Tenant shall be permitted to retatin any assignment or sub-leasing profits associated with the said assignment or sub-letting.

20. SURRENDER. Tenant agrees to deliver up and surrender to Landlord the physical possession of the Premises at the expiration of this Lease or its termination as herein provided, broom clean, free of debris, in as good condition and repair as the same shall be at the commencement of said term, loss by fire and/or ordinary wear and tear and the effects of time excepted, and to deliver all of the keys to the Landlord or Landlord’s agent. All leasehold improvements shall become and remain the property of Landlord, excepting only trade fixtures and store fixtures.

21. DAMAGES. Tenant agrees to at all times save the Landlord harmless from, and shall indemnify Landlord for all loss, cost, injury, damage or death that may occur to be claimed by or with respect to any person or persons, corporation, property or chattels on or about the Premises, or to the property itself, resulting from any act done or omission by or through the Tenant or caused by or resulting from the Tenant’s use, non-use, or possession of, condition, or conduct of its business in the Premises. Tenant hereby agrees to pay, discharge or successfully defend against any and all such claims, liens and demands.

22. UTILITIES. Tenant shall pay the cost of gas, electricity, fuel, light, heat, power, telephone, cable, and all other utilities furnished to the Premises, and used by Tenant, whether such utility costs are determined by separate metering or are billed by Landlord. Tenant shall not install any equipment nor use the Premises in a manner that will exceed or overload the capacity of any utility facilities. If Tenant’s use of the Premises shall require additional utility facilities, the same shall be installed only after obtaining Landlord’s written approval, and such cost shall be at Tenant’s expense and in accordance with plans and specifications approved in writing by Landlord. If Tenant’s use or occupancy of the Premises results in an increase to Landlord of any utility expense, or connection or user fees, or charges for increased usage or capacity, or assessments of any kind whatsoever, Tenant shall pay the entire amount thereof within thirty (30) days of Landlord’s written statement for same. In no event shall Landlord be liable for any interruption or failure in the supply of utilities to the Premises.

23. DEFAULT AND ACCELERATION. In the event Minimum Rent and additional rent have not been received by the tenth (10th) day of the month, Tenant’s account may, at the option of Landlord, be transferred to an attorney for collection, and in addition to the costs and charges described above, Tenant shall also be responsible for the payment of all associated legal expenses incurred therefrom, including but not limited to attorney’s fees and court costs. In the event of any failure to pay any rents, additional rents, or other charges or sums within five (5) days after written notice of such default; or any failure to perform any other of the terms, conditions or covenants of this Lease to be observed or performed by Tenant for more than ten (10) days after written notice of such other default shall have been given to Tenant; or if Tenant or an agent of Tenant shall falsify or fail to timely submit any report required to be furnished to Landlord pursuant to the terms of this Lease and such failure shall continue beyond ten (10) days after written notice thereof; or should Tenant fail to open for business, fully fixtured, stocked and staffed within 90 days after the commencement date of this lease or suffer this Lease to be taken under any writ of execution or in bankruptcy or receivership; then Landlord, notwithstanding all other rights or remedies it may have by law and in equity, shall have the right: (a) to declare all rent and other payments for the entire unexpired term of this Lease at once due and payable and if not paid forthwith upon Landlord’s demand then to resort to legal process for collection of all accelerated payments due under this Lease; or (b) to terminate this Lease and resort to legal process for collection of damages and/or eviction; or (c) to re-enter and attempt to relet without terminating this Lease and remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, all without service of notice or resort to legal process and without Landlord’s being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby, except as caused by the gross negligence or willful misconduct of Landlord, its agents, employees, contractors, invitees or licensees. Landlord shall also be entitled to recover from Tenant all costs, expenses and reasonable attorneys incurred in connection with Tenant’s default hereunder.

24. BANKRUPTCY. The leasehold interest created by this Lease shall not be treated as an asset of Tenant’s, or any guarantor’s, estate. In the event Tenant, or any guarantor of the Lease, files for protection under the Bankruptcy Laws, Landlord may terminate this Lease upon thirty (30) days notice, provided however, the obligations of Tenant, and any guarantor of the Lease, under the Lease shall be fully forgiven, and further provided, Landlord shall have obtained possession of the Premises within sixty (60) days following the Bankruptcy filing date. Should Landlord elect not to terminate the Lease in accordance herein, Landlord shall be entitled to recover the maximum award permitted for any damages or losses which are suffered from this event.

25. REMOVAL. If after default in the payment of rent or failure of any of the other covenants or provisions of this Lease, or upon the expiration of this Lease, Tenant moves out or is dispossessed and fails to remove any trade or store fixtures or other property, then the said fixtures and property shall be deemed abandoned by Tenant and shall become the property of Landlord.

26. WAIVER. The failure of Landlord to insist upon strict performance of any of the covenants or conditions of this Lease shall not be construed as a waiver for the future of any such covenants or conditions but the same shall be and remain in full force and effect.

27. WAIVER OF JURY. Landlord and Tenant hereby mutually, voluntarily, and intentionally waive the right either may have to a trial by jury in respect to any and all civil action commenced by either party in connection with this Lease. If there are any facts or allegations that need to be tried in a court of law, every position of said trial will be before a court without a jury.

28. HOLDING OVER. If Tenant shall remain in possession of all or any part of the Premises after the expiration of the term of this Lease or any renewal thereof, then Tenant shall be deemed a Tenant of the Premises from month-to-month subject to all the terms and provisions hereof, except as to the term of this Lease and except that the monthly rent payable during such period as Tenant shall continue to hold the Premises or any part thereof shall be at a rental equal to 100% of the monthly minimum and additional rent paid during the last month of the term of this Lease, for the first thirty (30) days of said holdover, and thereafter, the monthly rent payable during such period as Tenant shall continue to hold the Premises or any part thereof shall be at a rental equal to 125% of the monthly minimum and additional rent paid during the last month of the term of this Lease . In addition, Tenant shall indemnify and hold Landlord harmless from all claims, damages, liability, judgments, actions, loss of profits or rents, costs and expenses incurred or suffered by Landlord as a result of such holding over after the first thirty (30) days of said holdover.

29. TENANT AND EMPLOYEE PARKING. Tenant will cooperate with Landlord and other tenants at the Center toward having all tenants and employees park in designated areas; such areas to be those furthest from the buildings in order that patrons and customers park in areas closest to the buildings. Landlord shall, at its expense, provide reasonable illumination for the parking areas as well as footways and driveways.

30. PROVISIONS BINDING. The terms and provisions hereof shall be binding upon and shall inure to the benefit of the successors and permitted assigns, respectively, of Landlord and Tenant. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have given written consent to a particular assignment.

31. NOTICES. Any bill, statement, notice, communication or payment which Landlord or Tenant may desire or be required to give to the other party shall be in writing and shall be sent to the other party by registered or certified mail to the address specified on the first page of this Lease, or to such other address as either party shall have designated in writing to the other, and the time of the rendition of such shall be when same is deposited in an official United States Post Office, Postage prepaid.

32. REMEDIES CUMULATIVE. All the remedies hereinbefore given to Landlord and all rights and remedies now or hereafter existing at law or in equity shall be cumulative and concurrent. The exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity.

33. SEVERABILITY. If any provision of this Lease shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or paragraphs in this Lease contained shall not affect the remaining portions of this Lease or any part thereof.

34. HEADINGS. Any headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Lease, nor shall they affect its meaning or effect.

35. USE OF COMMON AREAS. The use and occupancy by Tenant of the Premises shall include the use in common with others entitled to the use of the common areas, employee parking areas, service roads, loading facilities, sidewalks and customer parking areas located from time to time within the Center (collectively referred to as the “Common Areas”) provided however, the use of the Common Areas by Tenant shall be subject at all times to the regulations adopted therefor by Landlord.

36. RUBBISH REMOVAL. Tenant shall keep the Premises clean, both inside and outside, and will remove all refuse created by Tenant from the Premises in accordance with rules and regulations established by Landlord for same. Tenant shall not burn any materials or rubbish of any description upon the Premises or common areas.

37. SIDEWALKS/HALLS. Tenant shall neither encumber nor obstruct the sidewalks or the halls of the Premises nor allow the same to be obstructed or encumbered in any manner. Tenant shall not place, nor cause to be placed, any merchandise, signs, vending machines or anything else on the sidewalk, halls or exterior of the Premises without the prior written consent of Landlord. Tenant shall have the right to place bench(s) in the foyer area for customer seating with the locations to be mutually determined by the Tenant and the Landlord.

38. IMPROVEMENTS AND ALTERATIONS OF CENTER BY LANDLORD.

Exhibit A sets forth the general layout of the Center and shall not be deemed to be a warranty, representation or agreement on the part of Landlord that the Center will be or is exactly as indicated on said diagram. Landlord may increase, reduce or change the number, dimensions or location of the walks, buildings and parking areas in any manner whatsoever Landlord shall deem proper, and Landlord reserves the right to make alterations or additions to the building in which the Premises are located, and to add buildings to the Center.

39. LIMITED LIABILITY. Neither Landlord, nor its agents, shall be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises, or Center, or from the pipes, appliances or plumbing works therein, or from the roof, street or subsurface, or from any other place resulting from dampness, or any other cause whatsoever, unless caused by or due to the gross negligence or willful misconduct of Landlord. Landlord shall not be liable for any interference with the light, air or any latent defect in the Premises, and Landlord shall not be liable for any damage caused by other lessees of the Center, or persons in or about the Premises, or the Center, occupants of adjacent property, or the public, or caused from the construction of any private or public work. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to same, unless such damage shall be caused by the willful act or gross negligence of Landlord. Tenant agrees to look solely to Landlord’s estate and property in the Center, or the proceeds thereof, for the satisfaction of Tenant’s remedies for the collection of a judgment or other judicial process requiring the payment of money by Landlord in the event of any default by Landlord, and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s claims.

40. INDEMNIFICATION. Tenant and Landlord shall each indemnify, defend and hold each other harmless against and from any and all claims arising from the use of the Premises, or from the conduct of business, or from any activity, or work done, permitted or suffered in or about the Premises, except to the extent of the either parties’ gross negligence or willful misconduct and Tenant and Landlord shall indemnify and hold each other harmless against and from any and all claims arising from any default in the performance of this Lease resulting from any act or negligence of the other party, or their officers, agents, or employees (acting within the scope of their employment). Tenant shall assume all risk of damage to property or injury to persons in, upon or about the Premises.

41. RELOCATION OF PREMISES.

“INTENTIONALLY OMITTED”

42. HAZARDOUS SUBSTANCES. The term “Hazardous Substances” as used in this Lease shall include, without limitation: flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, medical contaminates and/or medical wastes and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

Tenant shall not cause nor permit to occur any violation of any federal, state, or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under or about the Premises arising from Tenant’s use or occupancy therein, nor shall Tenant cause or permit the use, generation, release, manufacture, refinement, production, processing, storage or disposal of any Hazardous Substance without Landlord’s prior written consent, which consent may be withdrawn, conditioned, or modified by Landlord in its sole and absolute discretion.

Tenant shall indemnify, defend and hold Landlord its respective officers, directors, beneficiaries, shareholders, partners, agents, and employees harmless from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith, including attorneys’ and consultants’ fees, arising out of, or in any way connected with, any deposit, spill, discharge or other release of Hazardous Substances, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, or from Tenant’s failure to comply with or satisfy government required action on the matter.

Tenant’s obligations and liabilities under this Paragraph shall survive the termination of this Lease.

Landlord warrants and represents that, to the best of its knowledge, information and belief, no Hazardous Substances exist or have been used on or under the property upon which the Center is located.

43. RULES AND REGULATIONS. Landlord reserves the right to promulgate, and Tenant hereby agrees to comply with, the Rules and Regulations for the Premises, Center, and common areas, including but not limited to the following:

(a) Tenant shall continuously keep the Premises occupied and open for business during the hours specified herein.

(b) Tenant shall load and unload goods only at such times, in such areas and through such entrances as may be designated for such purposes by Landlord. Trailers, trucks, or other vehicles shall not be permitted to remain parked overnight in any area of the Center.

(c) Tenant shall keep all garbage and refuse and to place same outside of the Premises prepared for collection in a manner and at times specified by Landlord. Landlord will provide Tenant with a dumpster area which can be locked for it’s sole use.

(d) Tenant shall keep the outside areas immediately adjoining the Premises clean, and not to burn, place or permit any rubbish, obstruction or merchandise in such areas.

(e) Tenant shall keep the Premises clean, orderly, sanitary and free from objectionable odors, and insects, vermin and other pests.

(f) Tenant shall not distribute any handbills or other advertising matter on or about any part of the Center outside of the Premises.

(g) Tenant shall not use or operate any machinery that, in Landlord’s opinion, is harmful or disturbing to other lessees in the Center, nor shall Tenant use any loud speakers, televisions, phonographs, radios or other devices in a manner so as to be heard outside of the Premises, nor display merchandise on the exterior of the Premises for sale or promotional purposes.

(h) Tenant shall not conduct any auction, fire, bankruptcy or going out of business sale on or about the Premises.

(i) Tenant shall keep its display window(s) in the Premises dressed and illuminated, and its signs and exterior lights properly operating, every day during the term of this Lease from dusk to 10:00 p.m. excluding Sundays and holidays. Excluding holidays, Tenant agrees that its store shall be opened for business during the minimum period of 11:00 a.m. to 6:00 p.m., Tuesday through Friday.

(j) Tenant, and its employees, shall park their vehicles only in areas designated by Landlord. Landlord reserves the right to assess Tenant a charge of ten dollars ($10) per day, or any part thereof, when Tenant, or Tenant’s employees, use parking spaces not designated by Landlord. All vehicles owned or used by Tenant, or Tenant’s employees, must be currently licensed and operable, with no flat tires, capable of being started by internal battery capacity, and movable by the vehicle’s own engine and drive train. Vehicles not conforming to the aforesaid requirements may be removed by Landlord, without notice, with the cost of such removal to be paid by Tenant. Any signage displayed on operable vehicles is restricted to a size which does not require the issuance of a permit by government authorities for use.

(k) Landlord shall not be liable to Tenant for any violation of the rules and regulations, or for the breach of any covenant or condition by any other Tenant’s in the Center, except for Landlord’s failure to act after notice thereof.

44. QUIET ENJOYMENT. Landlord covenants and agrees that if Tenant shall perform all of the covenants and agreements contained in this Lease, Tenant shall have the quiet and peaceable enjoyment and possession of the Premises without any hindrance from Landlord or any persons lawfully claiming through the Landlord.

45. COMMISSION. Tenant represents and warrants to the Landlord that it has not dealt with any broker in connection with this Lease other than The Lock Company (“ Tenant’s Broker”) and Landlord represents and warrants to the Landlord that it has not dealt with any broker in connection with this Lease other than The Stevens Group (“Landlord’s Broker”). The execution and delivery of this Lease by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. Landlord agrees to pay to The Lock Company, as Tenant’s Broker, a commission equal to four (4.0%) percent of the gross minimum rent during the Lease Term (“Tenant’s Broker’s Commission”). Landlord shall pay one–half (1/2) of Tenant’s Broker’s Commission upon full execution by both parties of this Lease and the remaining one–half (1/2) of Tenant’s Broker’s Commission upon Tenant’s receipt of its use and occupancy permit. In addition to the Tenant’s Broker’s Commission, recited above, Landlord shall pay Landlord’s Broker a commission equal to two (2.0%) percent of the gross minimum rent during any option term exercised by Tenant. The Stevens Group, as Landlord’s Broker, shall be paid a commission, as based upon separate agreement between Landlord and . Landlord and Tenant shall each indemnify and hold the other harmless from and against any and all claims for commissions, fees, or other compensation by any person who shall claim to have dealt with Tenant in connection with this Lease and for any and all costs incurred by Landlord in connection with such claims, including, without limitation, reasonable attorney’s fees and disbursements, except as hereinabove recited. The provisions of this item 45 shall survive the expiration or earlier termination of this Lease.

46. COMPLETE AGREEMENT. This Lease contains the entire agreement between the parties hereto, and no agent, representative or officer of Landlord has authority to make or has made any statement, agreement or representation, either oral or written in connection herewith, modifying adding or changing the terms and conditions herein set forth. No dealings between the parties or custom shall be permitted to contradict, vary, add to or modify the terms hereof. No modification to this Lease shall be binding unless such modification shall be in writing and signed by the parties hereto.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed the Effective Date herein defined.

LANDLORD

The Grandview Eight, L.L.C., a Tennessee Limited Liability Company

By:	/s/ Fred Yazdian

Name & Title:	Fred Yazdian, President

Date:	July 23, 2015

TENANT

Franklin Synergy Bank, a Tennessee banking corporation

By:	/s/ Kevin Herrington

Name & Title:	Kevin Herrington, EVP & COO

Date:	July 14, 2015

EXHIBIT “A”

EXHIBIT “B”

TENANT’S WORK

1. Tenant acknowledges that it is accepting the Premises in a “Vanilla Box/As-Is” condition. The Tenant further acknowledges and agrees that Tenant shall be solely responsible for his desired and/or required improvements to the Premises (Tenant’s Build-out”).

2. Tenant shall have the right to select the contractor for the completion of Tenant’s Build-Out. All Build-Out work shall be performed in accordance with all applicable laws, statutes, codes and ordinances, and sound architectural and construction practices consistent with those commonly utilized and followed in the Center. Tenant shall construct the Build-Out work using licensed general contractors and subcontractors experienced in constructing general dentistry and office space. Tenant shall cause such contractors and subcontractors to perform such Build-Out expeditiously, in a workmanlike manner, in accordance with plans and specifications approved in advance by Landlord. Tenant covenants and agrees that that all materials used in the construction of the Build-Out will be new, of good quality and free from faults and defects, and shall comply with the plans and specifications therefor.

3. Tenant shall be responsible to pay for all costs and expenses incurred in connection with the Build-Out, and upon completion shall provide Landlord with a waiver of lien from the contractor and a valid use and occupancy permit from the Town of Nolensville, indicating full payment and compliance related to the Build-out.